EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

                We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-138713, 333-147738, 333-155540, 333-170788, 333-185086, 333-200432, 333-215196, 333-225281, 333-225860 and 333-219718 and Form S-3 Nos. 333-216438 and 333-223507) of ImmunoGen Inc. of our reports dated March 1, 2019, with respect to the consolidated financial statements of ImmunoGen Inc. and the effectiveness of internal control over financial reporting of ImmunoGen Inc. included in this Annual Report (Form 10-K) of ImmunoGen Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 1, 2019